Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                         QUEST DIAGNOSTICS INCORPORATED,

                                 FOUNTAIN, INC.

                                       and

                                  LABONE, INC.



                           Dated as of August 8, 2005




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                                Table of Contents


                                                                Page



                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01 Definitions..........................................1

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01 The Merger...........................................7
SECTION 2.02 Effective Time; Closing..............................7
SECTION 2.03 Effect of the Merger.................................7
SECTION 2.04 Articles of Incorporation; Bylaws....................7
SECTION 2.05 Directors and Officers...............................7

                                   ARTICLE III
                            CONVERSION OF SECURITIES

SECTION 3.01 Conversion of Securities.............................8
SECTION 3.02 Employee Stock Options...............................8
SECTION 3.03 Dissent Rights.......................................9
SECTION 3.04 Surrender of Shares; Stock Transfer Books........... 9
SECTION 3.05 Withholding Rights..................................11

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01 Organization and Qualification; Subsidiaries........11
SECTION 4.02 Articles of Incorporation and Bylaws................11
SECTION 4.03 Capitalization......................................12
SECTION 4.04 Authority Relative to this Agreement................13
SECTION 4.05 No Conflict; Required Filings and Consents..........14
SECTION 4.06 Permits; Compliance.................................15
SECTION 4.07 SEC Filings; Financial Statements...................16
SECTION 4.08 Absence of Certain Changes or Events................18
SECTION 4.09 Absence of Litigation...............................18
SECTION 4.10 Employee Benefit Plans..............................18
SECTION 4.11 Labor and Employment Matters........................20
SECTION 4.12 Information Supplied................................20
SECTION 4.13 Real Property; Title to Assets......................21
SECTION 4.14 Intellectual Property...............................22
SECTION 4.15 Taxes...............................................22
SECTION 4.16 Environmental Matters...............................23


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SECTION 4.17 Rights Agreement....................................24
SECTION 4.18 Listed Contracts....................................24
SECTION 4.19 Insurance...........................................25
SECTION 4.20 Interested Party Transactions.......................26
SECTION 4.21 Customers and Suppliers.............................26
SECTION 4.22 Brokers.............................................26
SECTION 4.23 Opinion of Financial Advisor........................26

                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01 Corporate Organization..............................27
SECTION 5.02 Authority Relative to This Agreement................27
SECTION 5.03 No Conflict; Required Filings and Consents..........27
SECTION 5.04 Information Supplied................................28
SECTION 5.05 Financing...........................................28
SECTION 5.06 Brokers.............................................28
SECTION 5.07 Ownership of Shares.................................28

                                   ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the
             Merger..............................................28

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

SECTION 7.01 Company Shareholders Meeting........................31
SECTION 7.02 Proxy Statement.....................................31
SECTION 7.03 Access to Information; Confidentiality..............32
SECTION 7.04 No Solicitation of Transactions.....................32
SECTION 7.05 Employee Benefits Matters...........................35
SECTION 7.06 Directors' and Officers' Indemnification and
             Insurance...........................................36
SECTION 7.07 Notification of Certain Matters.....................37
SECTION 7.08 Further Action; Reasonable Efforts..................37
SECTION 7.09 Obligations of Purchaser............................39
SECTION 7.10 Public Announcements................................39

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Parent, Purchaser
              and the Company....................................40
SECTION 8.02 Conditions to the Obligations of the Company........40
SECTION 8.03 Conditions to the Obligations of Parent and
             Purchaser...........................................41



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                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination.........................................41
SECTION 9.02 Effect of Termination...............................42
SECTION 9.03 Fees and Expenses...................................42
SECTION 9.04 Amendment and Waiver................................43

                                    ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations and Warranties.....44
SECTION 10.02 Notices............................................44
SECTION 10.03 Severability.......................................45
SECTION 10.04 Entire Agreement; Assignment.......................45
SECTION 10.05 Parties in Interest................................45
SECTION 10.06 Specific Performance...............................45
SECTION 10.07 Governing Law; Jurisdiction........................46
SECTION 10.08 Waiver of Jury Trial...............................46
SECTION 10.09 Headings...........................................46
SECTION 10.10 Counterparts.......................................46




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           AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2005 (this
"Agreement"), among QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent"), FOUNTAIN, INC., a Missouri corporation and a wholly owned subsidiary of Parent ("Purchaser"), and LABONE, INC., a Missouri corporation (the "Company").

           WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General and Business Corporation Law of the State of Missouri (the "MGBCL"), Parent, Purchaser and the Company desire to effect a business combination transaction pursuant to which Purchaser will merge with and into the Company (the "Merger");

           WHEREAS, the board of directors of the Company (the "Company Board") has approved this Agreement and resolved to direct the submission of this Agreement to a vote at a meeting of its shareholders;

           WHEREAS, the respective boards of directors of each of Parent and Purchaser deem it in the best interests of their respective stockholders and shareholders, as the case may be, for Purchaser to be merged with and into the Company upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company, together with each associated Right (as hereinafter defined) under the Rights Agreement (as hereinafter defined) (a "Share") not owned by Parent, Purchaser, the Company or a Subsidiary shall be converted into the right to receive the Merger Consideration (as hereinafter defined); and

           WHEREAS, certain employees of the Company have executed and delivered employment agreements with the Company, and which shall become effective upon consummation of the Merger.

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

           SECTION 1.01 Definitions. (a) For purposes of this Agreement:

           "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

           "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in The City of New York or Kansas City, Missouri.

           "Cincinnati Facility" means the laboratory facility that is located at 6700 Steger Road, Cincinnati, Ohio.



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           "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

           "Company Stock Option Plans" means the 2001 Long-Term Incentive Plan, as amended, the 1997 Long-Term Incentive Plan, as amended, and the 1987 Long-Term Incentive Plan, as amended.

           "Competing Transaction" means any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of all of the consolidated assets of the Company and the Subsidiaries, taken as a whole, or a portion thereof having an aggregate value equal to 15% or more of the market capitalization of the Company or generating 15% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2004; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company.

           "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

           "Disclosure Schedule" shall mean the disclosure schedule delivered by the Company to Parent at the time of the execution of this Agreement.

           "Environmental Laws" means any United States federal, state, or local statute, rule or regulation relating to Hazardous Substances or the protection of the environment, including the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Expenses" means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation of the documents related to the Merger, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.


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           "Fee" means an amount equal to $26,500,000.

           "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

           "Healthcare Business Segment" means clinical laboratories, healthcare services and the substance abuse testing business segment of the Company and its Subsidiaries.

           "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

           "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property (other than in the ordinary course of such person's business),
      (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses
      (a) through (g) above guaranteed directly or indirectly in any manner by such person and (i) all Indebtedness referred to in clauses (a) through
      (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

           "knowledge of the Company" or "Company's knowledge" means the actual knowledge of the individuals listed on Schedule 1.01(a) hereto.

           "Law" means any United States or non-United States federal, national, supranational, state, provincial, municipal or local statute, law, ordinance, regulation,


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      rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority.

           "Material Adverse Effect" means any event, circumstance or change that, individually or in the aggregate with all other events, circumstances or changes, has, or is reasonably likely to (i) have a materially adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the definition of "Material Adverse Effect" shall not include any event, circumstance, change or effect resulting from or relating to (A) changes in general United States economic conditions or changes in the general economic conditions in the geographic areas in which the Company or any Subsidiary operates, so long as in any such case the Company and its Subsidiaries, taken as a whole, are not materially disproportionately affected relative to other entities that operate in such geographic areas, (B) changes affecting the industries within which the Company and the Subsidiaries operate, so long as in any such case the Company and its Subsidiaries, taken as a whole, are not materially disproportionately affected relative to other industry participants, (C) changes in any applicable Law, (D) the execution or public announcement of this Agreement or the transactions contemplated hereby, (E) actions expressly required to be taken by the Company pursuant to the terms of this Agreement, or (F) any act of terrorism or war (whether or not threatened, pending or declared).

           "Ohio Minority Holders" means Vincent DeRisio, Marie Zurieck, Joanne Griffith, Rick Margraf and Kenneth W. Clarke.

           "Order" means any executive order, injunction, judgment, decree or other order of a Governmental Authority.

           "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

           "SEC" means the Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Specified Amount" means an amount equal to or in excess of two and one-half percent (2.5%) of the consolidated revenues of the Company for its fiscal year ended December 31, 2004.

           "State Farm Master Agreement" means the Revised Master Agreement for Outsourcing Services between State Farm and the Company, dated October 27, 2000.

           "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly through one or more intermediaries.


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           "Superior Proposal" means an unsolicited written bona fide offer made by a third party to consummate any Competing Transaction (i) that is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the contemplated transaction) are more favorable to the Company's shareholders (in their capacity as shareholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Purchaser in response thereto in accordance with Section 7.04), (ii) that is not conditioned upon receipt of requisite financing or for which financing, to the extent required, is then committed and (iii) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel (who may be the Company's regularly engaged independent legal counsel)) is reasonably capable of being consummated; provided, however, that for purposes of this definition the reference to "15%" in clauses (ii), (iii) and (iv) of the definition of Competing Transaction shall be deemed to be a reference to "50%."

           "Tax Return" shall mean any return, report, declaration, election, estimate, claim for refund, information return, statement, form or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any schedule or attachment thereto and any amendment thereof.

           "Taxes" shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, severance, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges, and (b) any liability for the payment of any Tax (i) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other person, (ii) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other person for Taxes, including, without limitation, a tax sharing, tax indemnity or similar agreement and (iii) by reason of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

           (b) The following terms have the meaning set forth in the Sections set forth below:

                                                      Location of
      Defined Term                                    Definition
      ------------                                    -----------
      "Action"................................        ss. 4.09
      "Agreement".............................        Preamble
      "Balance Sheet".........................        ss. 4.07(c)
      "Certificates"..........................        ss. 3.04(b)
      "Change in the Company Recommendation"..        ss. 7.04(c)
      "CLIA"..................................        ss. 4.06(d)


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                                                      Location of
      Defined Term                                    Definition
      ------------                                    -----------
      "Closing"...............................        ss. 2.02
      "Company"...............................        Preamble
      "Company Board".........................        Preamble
      "Company Employees".....................        ss. 7.05(a)
      "Company Preferred Stock"...............        ss. 4.03(a)
      "Company Shareholders Meeting"..........        ss. 7.01
      "Company Stock Awards"..................        ss. 4.03(a)
      "Confidentiality Agreement".............        ss. 7.03(b)
      "Credit Agreement"......................        ss. 4.03(d)
      "Debentures"............................        ss. 4.03(b)
      "Disclosure Schedule"...................        ss. 4.01(b)
      "Dissent Shares"........................        ss. 3.03(a)
      "DOJ"...................................        ss. 7.08(b)
      "Effective Time"........................        ss. 2.02
      "Enforceability Exceptions".............        ss. 4.04(a)
      "Environmental Permits".................        ss. 4.16
      "ERISA".................................        ss. 4.10(a)
      "FTC"...................................        ss. 7.08(b)
      "GAAP"..................................        ss. 4.07(b)
      "Governmental Authority"................        ss. 4.05(b)
      "HSR Filing"............................        ss. 7.08(b)
      "Indemnifiable Claim"...................        ss. 7.06(c)
      "Indemnitees"...........................        ss. 7.06(c)
      "Intellectual Property".................        ss. 4.14(b)
      "IRS"...................................        ss. 4.10(a)
      "Lease Documents".......................        ss. 4.13(b)
      "Liens".................................        ss. 4.17(a)
      "Listed Contracts"......................        ss. 4.18(a)
      "Management Letters"....................        ss. 4.07(d)
      "Merger"................................        Recitals
      "Merger Consideration"..................        ss. 3.01(a)
      "MGBCL".................................        Recitals
      "Multiemployer Plan"....................        ss. 4.10(b)
      "Multiple Employer Plan"................        ss. 4.10(b)
      "Outside Date"..........................        ss. 9.01(b)
      "Parent"................................        Preamble
      "Paying Agent"..........................        ss. 3.04(a)
      "Plans".................................        ss. 4.10(a)
      "Pre-Closing Service"...................        ss. 7.05(a)
      "Proxy Statement".......................        ss. 4.05(b)
      "Purchaser".............................        Preamble
      "Requisite Shareholder Approval"........        ss. 4.04(c)
      "Rights"................................        ss. 4.03(b)
      "Rights Agreement"......................        ss. 4.03(b)
      "SEC Reports"...........................        ss. 4.07(a)


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                                                      Location of
      Defined Term                                    Definition
      ------------                                    -----------
      "Share".................................        Recitals
      "Stock Option"..........................        ss. 3.02
      "Subsidiary"............................        ss. 4.01(a)
      "Surviving Corporation".................        ss. 2.01
      "Third Party"...........................        ss. 7.04(b)

                                   ARTICLE II
                                   THE MERGER

        SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the MGBCL, at the Effective Time (as defined in Section 2.02), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          SECTION 2.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VIII, but in no event later than five business days after all such conditions have been satisfied or waived, the parties hereto shall cause the Merger to be consummated by filing articles of merger complying with the requirements of the MGBCL with the Secretary of State of the State of Missouri. The Merger shall become effective at the time of the issuance of the certificate of merger by the Secretary of State of the State of Missouri (the "Effective Time"). Immediately prior to the filing of the articles of merger, a closing ("Closing") shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

          SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04 Articles of Incorporation; Bylaws. (a) At the Effective Time, and subject to Section 7.06(a), the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Articles of Incorporation.

          (b) At the Effective Time, and subject to Section 7.06(a), the Bylaws of the Company shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          SECTION 2.05 Directors and Officers. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving


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Corporation, each to hold office in accordance with the MGBCL, the Articles of
Incorporation and the Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

          SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than the Shares cancelled in accordance with Section 3.01(b) and Dissent Shares (as hereinafter defined), if any) shall be cancelled and shall be converted automatically into the right to receive from the Surviving Corporation $43.90 per share in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender, in the manner provided in Section 3.04 of the certificate or certificates which immediately prior to the Effective Time evidenced such Shares.

          (b) Each Share that is held by the Company as treasury stock or by any of its Subsidiaries and any Shares owned by Parent or Purchaser immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

          (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          SECTION 3.02 Employee Stock Options. The Company shall (i) use its reasonable best efforts to, effective as of the Effective Time, terminate the Company Stock Option Plans, as amended through the date of this Agreement, (ii) use its reasonable best efforts to cause, effective at or prior to the Effective Time, each outstanding option to purchase Shares (each, a "Stock Option") granted under the 1987 Long-Term Incentive Plan that is outstanding and unexercised prior to the Effective Time, to either (A) be exercised or terminated prior to the Effective Time or (B) be cancelled as of the Effective Time to the extent in effect immediately prior to the Effective Time (subject to the obligations of the Surviving Corporation in the immediately following sentence), (iii) cause each Stock Option that is outstanding and unexercised prior to the Effective Time under the 1997 Long-Term Incentive Plan to become fully vested and exercisable prior to the Effective Time and be cancelled as of the Effective Time to the extent in effect immediately prior to the Effective Time (subject to the obligations of the Surviving Corporation in the immediately following sentence) and (iv) cause each Stock Option that is outstanding and unexercised prior to the Effective Time under the 2001 Long-Term Incentive Plan to become fully vested and exercisable prior to the Effective Time and either
(A) be exercised or terminated prior to the Effective Time or (B) be cancelled as of the Effective


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Time to the extent in effect immediately prior to the Effective Time (subject to the obligations of the Surviving Corporation in the immediately following sentence). Each holder of a Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per share that is less than the per share Merger Consideration applicable to the Shares issuable to the holder of such Stock Option upon exercise shall be entitled (subject to the provisions of the last sentence of this Section 3.02) to be paid by the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Stock Option, an amount in cash, with respect to each Share subject to the Stock Option, equal to the excess of the applicable per share Merger Consideration payable with respect to such Share over the applicable per share exercise price of such Stock Option. Any payments made pursuant to this Section 3.02 shall be subject to all applicable federal, state and local Tax withholding requirements.

          SECTION 3.03 Dissent Rights. (a) Notwithstanding any provision of this Agreement to the contrary, to the extent permitted by the MGBCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Shares pursuant to, and who complies in all respects with, Section
351.455 of the MGBCL (collectively, the "Dissent Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to payment of the fair value of such Dissent Shares in accordance with and subject to Section 351.455 of the MGBCL; provided, however, that if any holder of Dissent Shares shall have failed to perfect or effectively shall have withdrawn or lost their right to be paid fair value under
Section 351.455 of the MGBCL, then the right of such holder to be paid fair value for such Dissent Shares shall cease and such Dissent Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares, in the manner provided in Section 3.04.

          (b) The Company shall give Parent (i) prompt notice of any demands for payment of the fair value of any Shares received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the MGBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under the MGBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

          SECTION 3.04 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.01(a). Immediately after the Effective Time, Parent shall, or shall cause Purchaser to, transfer such funds to the Paying Agent by wire transfer of immediately available funds. Such funds shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's

Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest income produced by, such investments shall be payable to Parent.

          (b) Promptly after the Effective Time, but in no event later than three business days thereafter, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates, to the Paying Agent and which shall be in such form and with such additional provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and, if required by the Surviving Corporation, indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

          (c) At any time following the nine-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

          SECTION 3.05 Withholding Rights. Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           As an inducement to Parent and Purchaser to enter into this Agreement, except as set forth in the Disclosure Schedule or specifically disclosed in the SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:

          SECTION 4.01 Organization and Qualification; Subsidiaries. (a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a "Subsidiary") is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 4.02 Articles of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation, Bylaws or equivalent organizational documents, as amended to date, are in full force and effect. Neither the Company nor any

Subsidiary is in violation of any of the provisions of its Articles of Incorporation, Bylaws or equivalent organizational documents.

          SECTION 4.03 Capitalization. (a) The authorized capital stock of the Company consists of 40,000,000 Shares and 3,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 17,489,058 Shares are issued and outstanding (excluding Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 538,671 Shares are held in the treasury of the Company,
(iii) no Shares are held by the Subsidiaries and (iv) 1,621,920 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights (the "Company Stock Awards") granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Section 4.03(a)(i) of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of Shares subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Award expires. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          (b) Except (i) as set forth in Section 4.03(a) of this Agreement, (ii) for the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 11, 2000, as amended by Amendment No. 1 to Rights Agreement, dated as of August 31, 2001, and Amendment No. 2 to Rights Agreement, dated as of April 20, 2005 (as so amended, and as further amended from time to time, the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as rights agent, in respect of which no Distribution Date (as defined in the Rights Agreement) has occurred, (iii) for the 3.50% Convertible Senior Debentures Due 2034 (the "Debentures") issued pursuant to the Indenture, dated as of June 25, 2004, between the Company and Wells Fargo Bank, National Association, as trustee and (iv) for the 1,398 shares of voting common stock, par value $0.01, of LabOne of Ohio, Inc., a Delaware corporation, owned by the Ohio Minority Holders, there are no (A) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (B) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, stock appreciation rights, phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All Shares subject to issuance as set forth in Section 4.03(a) of this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except for the Debentures, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Subsidiary, to vote or to dispose of any Shares or any capital stock of any Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any shareholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary, other than the registration rights agreement entered into in connection with the Debentures. No dividends on the Shares have been declared or have accrued since December 31, 2004. All of the Shares have been issued by the Company in compliance with applicable federal securities Laws.

          (c) Each outstanding share of capital stock (or other equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and other than the shares of LabOne of Ohio, Inc. owned by the Ohio Minority Holders, each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or liens of any nature whatsoever.

          (d) The only principal amount of outstanding indebtedness for borrowed money of the Company and the Subsidiaries (not including intercompany amounts, capital leases, purchase price obligations with respect to acquisitions or the Debentures) is (i) $9,000,000 in aggregate principal amount of City of Lenexa, Kansas Taxable Industrial Revenue Bonds due September 1, 2009, (ii) borrowings that would be permitted under Section 6.01(e) of this Agreement if incurred after the date hereof and (iii) CDN$1,000,000 (one-million Canadian dollars) outstanding as of the date hereof under the Company's $175,000,000 Amended and Restated Credit Agreement, dated as of August 11, 2004, among the Company, the lenders named therein and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent (the "Credit Agreement").

          SECTION 4.04 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Shareholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its holders of Shares are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, (i) obtaining the Requisite Shareholder Approval and (ii) filing and recording appropriate merger documents as required by the MGBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (collectively, the "Enforceability Exceptions"). The Company Board has unanimously approved this Agreement and no restrictions on business combinations set forth in the MGBCL shall apply to the Merger.

          (b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger contemplated by this Agreement and directing the submission of this Agreement to a vote at a meeting of shareholders of the Company, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its shareholders and (iii) subject to the terms of this Agreement, recommending that the Company's shareholders approve this Agreement. Such resolutions are the only resolutions necessary in order for the Merger to comply with Article Ten and Article Twelve of the Company's Articles of Incorporation. In addition, based upon the representations made in Section 5.07 hereof, the Company Board has taken all action necessary to render (A) Section 351.407 of the MGBCL and (B)
Section 351.459 of the MGBCL inapplicable to this Agreement, the Merger, and to Parent and Purchaser to the extent of this Agreement, or the Merger. No other state takeover statute or regulation is applicable to Company with respect to this Agreement or the Merger.

          (c) The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger is the approval of this Agreement by the holders of two-thirds or more of the outstanding Shares (the "Requisite Shareholder Approval").

          SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger by the Company will not, (i) conflict with or violate the Articles or the Bylaws or the articles of incorporation or bylaws (or any equivalent organizational documents) of any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) of this Agreement have been obtained and that all filings and other actions described in Section 4.05(b) of this Agreement have been made or taken, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except with respect to the Debentures, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States supranational, national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a

"Governmental Authority"), except for (i) applicable requirements, if any, of the Exchange Act or state securities Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing with the SEC of a proxy statement relating to the approval of this Agreement by the Company's shareholders (as amended or supplemented from time to time, the "Proxy Statement"), (iv) any required filing with, and any approvals required under, the rules and regulations of the NASDAQ National Market, (v) the filing and recordation of appropriate merger documents as required by the MGBCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

          SECTION 4.06 Permits; Compliance. (a) The Company and each Subsidiary is in compliance with all Laws applicable to the Company or any Subsidiary or by which its or any of their respective properties or assets are bound, except for any such failure to be in compliance which would not have a Material Adverse Effect. The Company and the Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from any Governmental Authority required to own, lease and operate their respective properties or conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not have a Material Adverse Effect.

          (b) None of the Company or any Subsidiary or any individual who is currently an executive officer, director or, to the knowledge of the Company, employee of the Company or any Subsidiary (i) has been convicted of, or to the knowledge of the Company, charged with a Medicare, Medicaid or state health program-related offense, (ii) since December 31, 2002, has been convicted of, or to the knowledge of the Company, investigated for or charged with a violation of Law related to fraud, theft, embezzlement, financial misconduct or obstruction of an investigation, (iii) has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program, or (iv) since December 31, 2002, has been subject to any Order of, or any criminal or civil fine or penalty imposed by, any Governmental Authority with respect to any such Medicare, Medicaid or any other federal or state health care program.

          (c) The Company has made available to Parent prior to the date of this Agreement true and complete copies of (i) all material surveys, reports, notices, inquiries, subpoenas and other correspondence related to any certification, licensure or other inspections directly or indirectly impacting the Healthcare Business Segment, and summaries of all proficiency test results relating to the Healthcare Business Segment for the period from December 31, 2002 (or, if later than such date, in the case of a Subsidiary, from the date such entity became a Subsidiary) through the date hereof, (ii) all material written inquiries, notices, requests for records, subpoenas and correspondence received by the Company or any Subsidiary related to utilization, reimbursement or other material audits or investigations relating to the Healthcare Business Segment for the period from December 31, 2002 (or, if later than such date, in the case of a Subsidiary, from the date such entity became a Subsidiary) through the date hereof, (iii) filings made by the Company or any Subsidiary pursuant to
Section 1887 of the Social Security Act (42 U.S.C. Section 1395nn), and (iv) all current licenses or certifications of the Company or any Subsidiary under the Clinical Laboratory Improvement Act of 1988 and the regulations promulgated thereunder ("CLIA").

          (d) Except as would not be material to the Company and the Subsidiaries, taken as a whole, (i) none of the Company nor any Subsidiary has engaged in any activities that are prohibited under or would violate Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a 7a and 7b, or the regulations promulgated pursuant to such statutes, or comparable state or local Law or rules of professional conduct, (ii) the Company and the Subsidiaries have timely and accurately filed all requisite claims and other reports required to be filed in connection with all applicable state and federal Medicare and Medicaid programs due on or before the date of this Agreement, (iii) there is no arrangement providing for any rebates, kickbacks or other forms of compensation that is unlawful to be paid to any person or entity in return for the referral of business or for the arrangement for recommendation of such referrals, and (iv) none of the Company nor any Subsidiary has any financial arrangement which renders any of its billings unlawful pursuant to any Law.

          (e) To the knowledge of the Company, all agreements of the Company and the Subsidiaries with third party healthcare payors were entered into by the Company or a Subsidiary, as the case may be, in the ordinary course of business. The Company and the Subsidiaries are in compliance with each of their respective third party healthcare payor agreements, and the Company and the Subsidiaries have properly charged and billed in accordance with the terms of their respective third party healthcare payor agreements, including, where applicable, billing and collection of all deductibles and co-payments, except for any such failure to comply or to properly charge and bill that would not have a Material Adverse Effect.

          (f) Neither the Company nor any Subsidiary has since December 31, 2002 (or, if later than such date, in the case of a Subsidiary, from the date such entity became a Subsidiary) received written notice from any Governmental Authority that it has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity on the part of such entity, other than routine audits or inquiries and other than those that would not have a Material Adverse Effect.

          SECTION 4.07 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since December 31, 2002 (such forms, reports, statements, schedules, registration statements and other documents being collectively, the "SEC Reports"). Each SEC Report (i) at the time it was filed or, if amended, as of the date of such amendment, complied in all material respects and was prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each in effect on the date so filed, and
(ii) did not, at the time it was filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in such statements or the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (including, in each case, in any notes thereto, and subject, in the case of unaudited statements, to normal period-end adjustments).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2004, including the notes thereto (the "Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by GAAP to be set forth in a consolidated balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations (including purchasing obligations) (i) incurred in the ordinary course of business since December 31, 2004, or (ii) that would not be material to the Company and its Subsidiaries taken as a whole.

          (d) Section 4.07(d) of the Disclosure Schedule lists all "management letters" and other similar letters relating to the Company's or any of its Subsidiaries' internal controls and accounting practices that have been received by the Company from its independent accountants since January 1, 2002 (the "Management Letters"). True and complete copies of all Management Letters have been made available to Parent.

          (e) The Company conducted an assessment of its internal control over financial reporting as of December 31, 2004 pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and found it to be effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and, since such time, to the knowledge of the persons listed on Schedule 1.01(a) hereto, the Company has obtained no knowledge of any material weaknesses or significant deficiencies in internal control over financial reporting. The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and such controls are effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (y) disclosed on a timely basis, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (f) Since December 31, 2002, neither the Company, any Subsidiary nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls or any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. To the knowledge of the Company, no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since December 31, 2002, there have been no internal investigations regarding accounting or financial reporting discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

          SECTION 4.08 Absence of Certain Changes or Events. Since March 31, 2005, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business and in a manner consistent with past practice, and (b) there has not been any Material Adverse Effect, and none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in
Section 6.01(a), (c), (d), (e), (g), (h) or (j) hereto.

          SECTION 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or, to the knowledge of the Company, investigation (an "Action") pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, by or before any Governmental Authority. Neither the Company nor any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any continuing order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Material Adverse Effect.

          SECTION 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur material liability under
Section 4069 of ERISA in the event such plan has been or were to be terminated,
(iii) any material plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material contracts, arrangements or understandings between the Company or any Subsidiary, on the one hand, and any employee of the Company or any Subsidiary, on the other hand, relating to employee benefits or to the sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of each of the following, if any, prepared in connection with each such
Plan: (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law, including ERISA or the Code, or as contemplated by this Agreement.

          (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed in all material respects the obligations to be performed by them under, and are not in any material respect in default under or in violation of, any Plan.

          (d) For each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code, the IRS has issued a favorable "GUST" determination letter (taking into account the changes in the qualification requirements made by the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Tax Reform Act of 1997, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Relief Act of 2000) that has not been revoked, and no events have occurred that would have or that would reasonably be expected to have a Material Adverse Effect on the qualified status of such Plans or a loss of the tax-exempt status of the related trust. The Company has timely adopted all amendments to the Company's 401(k) Plan required by the Code (and the applicable rulings and final regulations thereunder), ERISA or other applicable law, including, without limitation, amendments required by the Economic Growth and Tax Relief Reconciliation Act of 2001 and Section 401(a)(9) of the Code and the applicable rulings and final regulations thereunder. To the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and to the knowledge of the Company no fact or event exists that could give rise to any such liability.

          (f) All contributions, premiums or payments required to be made prior to the date hereof with respect to any Plan have been made in all material respects on or before their due dates. No deduction with respect to any Plan for income Tax purposes has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably give rise to any such challenge or disallowance, except for any failure that would not have a Material Adverse Effect.

          (g) Except as provided in Section 3.02, (i) neither the execution of this Agreement, shareholder approval of the principal terms of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or
(B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans and (ii) none of the Plans in effect on the date of this Agreement would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          (h) The Company and each Subsidiary has timely given any and all notices and taken any other actions required with respect to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or other similar Laws of any state or other jurisdiction.

          SECTION 4.11 Labor and Employment Matters. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary, on the one hand, and any of their respective employees, on the other hand, which controversies would have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. All individuals classified by the Company or any Subsidiary as independent contractors have been properly classified as non-employees for purposes of applicable Laws, except as would not be material to the Company and its Subsidiaries taken as a whole.

          SECTION 4.12 Information Supplied. The Proxy Statement that will be mailed to shareholders of the Company in connection with the Company Shareholders Meeting (as defined in Section 7.01) shall not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed or otherwise disseminated to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.13 Real Property; Title to Assets. (a) Section 4.13(a) of the Disclosure Schedule lists each parcel of real property owned by the Company or any Subsidiary and the location of such real property. Each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any lease, license, occupancy agreement, easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current Taxes and assessments not yet due for which adequate reserves have been established in accordance with GAAP, (B) inchoate Liens imposed for construction work in progress, including mechanics' liens, workers' or repairmen's liens, (C) Liens securing obligations under the Credit Agreement, or
(D) Liens that do not adversely affect in any material respect the use or operation of the applicable property owned by the Company or such Subsidiary, and (ii) is neither subject to any Order to be sold nor is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed, except as would not have materially adversely affected the value or use of the applicable property owned by the Company or such Subsidiary.

          (b) Section 4.13(b) of the Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary that involves consideration in excess of $100,000 per calendar year or $500,000 in the aggregate for the remaining term of such lease or sublease (without renewal of such lease or sublease), and the location of such real property, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been made available to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default or event of default) by the Company or any Subsidiary or, to the Company's knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises, and, to the knowledge of the Company, neither tenant nor landlord has exercised any right to terminate such leases and subleases as a result of a default under such leases and subleases by either tenant or landlord.

          (c) Except as would not materially adversely affect the value or use of the applicable property owned by the Company or such Subsidiary, (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned by the Company or any Subsidiary or leased by the Company or any Subsidiary pursuant to a sale-leaseback transaction for the purposes for which it is currently being used, and (ii) there are no latent defects or adverse physical conditions affecting the real property owned by the Company or any Subsidiary, and improvements thereon, owned by the Company or any Subsidiary or leased by the Company or any Subsidiary pursuant to a sale-leaseback transaction.

          SECTION 4.14 Intellectual Property. (a) Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of all patents, patent application, copyright registrations and applications, trademark registrations and applications and domain name registrations that are owned by the Company and/or the Subsidiaries as of the date of this Agreement. The Company and/or the Subsidiaries exclusively own each such item free and clear of encumbrances, and, to the knowledge of the Company, each is subsisting, valid and enforceable, and is not subject to any outstanding judgment, order or license adversely affecting in any material respect the Company's and/or the Subsidiaries' use thereof in the ordinary course of the Company's and/or the Subsidiaries' respective businesses or its/their rights thereto.

          (b) The Company and the Subsidiaries own or have the rights to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature ("Intellectual Property") used in their business as currently conducted, which rights shall survive the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except as would not have a Material Adverse Effect. To the knowledge of the Company, such Intellectual Property is not being infringed by any third party. To the knowledge of the Company, neither the conduct of the Company nor any of the Subsidiaries infringes Intellectual Property of any third party.

          (c) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the Company's knowledge, there has been no misappropriation of any trade secret or other confidential information of the Company or the Subsidiaries.

          SECTION 4.15 Taxes. Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (or have had filed on their behalf) all Tax Returns they were required to file, and have paid all Taxes that have become due and payable, except such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the relevant financial statements in accordance with GAAP; (ii) all such Tax Returns are true, accurate and complete; (iii) adequate reserves have been provided in the relevant financial statements as required by GAAP for all Taxes not yet due and payable; (iv) neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Subsidiary any deficiency or claim for any Taxes; (v) there are no pending or, to the knowledge of the Company, threatened actions, investigations, suits, Governmental Authority proceedings or audits for the assessment or collection of Taxes against the Company or any Subsidiary; (vi) neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;
(vii) neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code; (viii) there are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except Liens for current Taxes not yet due; (ix) neither the Company nor any of the Subsidiaries is a party to any agreement, understanding, or arrangement (with any person other than the Company and/or any of the Subsidiaries) relating to allocating or sharing of any amount of Taxes; (x) neither the Company nor any of the Subsidiaries has any liability for any amount of Taxes of any person other than the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract; (xi) neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355 of the Code within the past five years; (xii) neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any transaction occurring in, or a change in accounting method made for, a taxable period ending on or before the Effective Time; (xiii) there is no material intercompany income or gain which may in the future become taxable to the Company or any Subsidiary, whether on disposition of particular Subsidiaries or otherwise; and (xiv) neither the Company nor any Subsidiary has participated in "listed transactions" or "reportable transactions" or "tax shelters" within the meaning of the Code requiring it to file, register, prepare, produce or maintain any disclosure, report, list or any other statement or document under Section 6111 or 6112 of the Code, except as set forth on Section 4.15 of the Disclosure Schedule, in which case the Company or the relevant Subsidiary has filed all disclosures and properly registered or maintained all lists, reports and other similar documents in compliance and as required by Section 6011, 6111, or 6112 of the Code and the Treasury regulations issued thereunder.

          SECTION 4.16 Environmental Matters. Except as would not have a Material Adverse Effect, (a) neither the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) neither the Company nor any of the Subsidiaries has received written notice of liability or is aware of facts or circumstances reasonably likely to result in written notice of liability, for any off-site contamination by Hazardous Substances; except, with respect to any such notification, to the extent that such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (c) neither the Company nor any of the Subsidiaries has received written notice of liability or is aware of facts or circumstances reasonably likely to result in written notice of liability, under any Environmental Law (including, without limitation, pending or threatened liens) except, with respect to any such notification, to the extent that such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (d) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (e) each of the Company and each Subsidiary is in compliance with its Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action pursuant to any applicable Environmental Law or Environmental Permit with respect to any real property owned or leased by the Company or any of the Subsidiaries.

          SECTION 4.17 Rights Agreement. The Company Board has taken all action necessary so that none of the execution or delivery of this Agreement and the consummation of the Merger will result in (i) the occurrence of the "flip-in event" described under Section 11(a)(ii) of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in Section 13 of the Rights Agreement, or (iii) the rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares.

          SECTION 4.18 Listed Contracts. (a) Except for any default that would not, individually or in the aggregate with any other defaults, have a Material Adverse Effect (i) neither the Company nor any of the Subsidiaries is in default under any Listed Contract to which the Company or any of the Subsidiaries is a party or by which it or any of its respective properties or assets are bound nor, to the knowledge of the Company, is any other party thereto in default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any such Listed Contract by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party. No party to any such Listed Contract has given written notice to the Company or any of the Subsidiaries of, or made a claim against the Company or any of the Subsidiaries with respect to, any breach or default under any such Listed Contract, in any such case, where such breach or default would have a Material Adverse Effect. Assuming the Listed Contracts have been duly authorized, executed and delivered by the respective other parties thereto, except as would not have a Material Adverse Effect, the Listed Contracts are valid, binding and enforceable obligations of the Company, the Subsidiaries and the other parties thereto, subject to the Enforceability Exceptions. Schedule
4.18 of the Disclosure Schedule sets forth the following contracts and agreements (the "Listed Contracts"):

          (i) each contract and agreement (other than (A) contracts and agreements otherwise made available or otherwise disclosed to Parent pursuant to the terms of this Agreement and (B) supplier and vendor contracts), whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $1,000,000 in the aggregate, on an annual basis, in each case determined by the revenue received under each such contract during the 12-month period ended June 30, 2005 (except for insurance services group customer contracts, which are based upon revenue received under each contract during the fiscal year ended December 31, 2004);

          (ii) all contracts and agreements under which the Company or any Subsidiary provides or receives laboratory management services or specimen collection services;

          (iii) all contracts and agreements with group purchasing organizations, managed care companies, and third party payors (except for contracts with LabCard(R) customers which shall be set forth in Section 4.18(a) of the Disclosure Schedule pursuant to clause (i) of this Section 4.18(a) to the extent required to be listed pursuant to such clause);

          (iv) contracts and agreements with each of the Company's top 10 substance abuse testing customers determined by the revenue received from such customers during the 12-month period ended June 30, 2005;

          (v) each of the top ten supply agreements determined by the amounts paid by the Company during the 12-month period ended June 30, 2005;

          (vi) all contracts and agreements under which the Company or any Subsidiary referred specimens to a third party for testing that involved payments made in excess of $1,000,000 during the fiscal year ending December 31, 2004;

          (vii) all contracts and agreements evidencing Indebtedness;

          (viii) any contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

          (ix) all partnership and joint venture agreements;

          (x) all contracts and agreements that (A) limit or purport to limit the ability of the Company or any Subsidiary or, to the Company's knowledge, any key executives of the Company or any Subsidiary, to compete in any line of business or with any person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) require the Company or any Subsidiary to use any supplier or third party for all or substantially all of the Company's or the Subsidiaries' requirements or needs, (C) limit or purport to limit the ability of the Company or any Subsidiary to solicit any customers or clients of the other parties thereto, (D) require the Company or any Subsidiary to provide to the other parties thereto "most favored nations" pricing, (E) require the Company or any Subsidiary to market or co-market any clinical laboratory services or other products or services of a third party, or (F) any "take-or-pay" contract or other similar agreement or arrangement requiring the Company or any Subsidiary to make a minimum payment for goods or services from third party suppliers irrespective of usage;

          (xi) all executory contracts, agreements and arrangements between the Company or any of its Subsidiaries and any other party relating to the acquisition or disposition by the Company or such Subsidiary (including, without limitation, by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division thereof, in each case since December 31, 2002 and for an aggregate purchase price in excess of $5,000,000; and

          (xii) each of the top ten contracts or arrangements between the Company or any Subsidiary and any paramedical examination company determined by the revenue received under such contracts during the 12-month period ended June 30, 2005.

          (b) The Company has furnished or made available to Parent a true, complete and correct copy of all written Listed Contracts, together with all amendments, waivers or other changes thereto, and has given a written description of all oral contracts included in the Listed Contracts.

          SECTION 4.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries taken as a whole. The Company has not received any notice of cancellation or termination with respect to any such insurance policy. Each such insurance policy is in full force and effect and the premiums due thereunder have been paid as they became due and payable. Section 4.19 of the Disclosure Schedule sets forth the premiums paid by the Company with respect to directors' and officers' liability insurance policies as of the date of this Agreement.

          SECTION 4.20 Interested Party Transactions. To the knowledge of the Company, no director, officer or other affiliate of the Company or any Subsidiary has (i) an economic interest in any person that furnishes or sells services or products that the Company or any Subsidiary furnishes or sells; (ii) an economic interest in any person that purchases from or sells or furnishes to the Company, or any Subsidiary, any goods or services; (iii) a beneficial interest in any party (other than the Company or any Subsidiary) to any Listed Contract; or (iv) any contractual or other arrangement with the Company or any Subsidiary (excluding employment, director, management or consulting arrangements and benefit programs); provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 4.20.

          SECTION 4.21 Customers and Suppliers. Section 4.21 of the Disclosure Schedule sets forth a true and complete list of the Company's top ten customers of each of the risk assessment, healthcare and substance abuse testing business segments (based on the revenue from such customers during the 12-month period ended June 30, 2005). As of the date of this Agreement, none of the Company's customers listed in Section 4.21 of the Disclosure Schedule accounted for more than three percent (3%) of the Company's consolidated revenues during the 12-month period ended June 30, 2005, other than pursuant to the State Farm Master Agreement, and since June 30, 2004, none of such customers and no material supplier of the Company and its Subsidiaries (i) has cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term or (ii) to the Company's knowledge, as of the date of this Agreement, has threatened, or indicated its intention in writing, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, goods or services.

          SECTION 4.22 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and J.P. Morgan Securities Inc. pursuant to which such firm would be entitled to any payment relating to the Merger.

          SECTION 4.23 Opinion of Financial Advisor. The Company has received the written opinion of J.P. Morgan Securities Inc., dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received by the shareholders of the Company in the Merger is fair from a financial point of view to such shareholders.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

           As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

          SECTION 5.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

          SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MGBCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 5.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, and the consummation of the Merger by Parent and Purchaser will not (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or the Articles of Incorporation or Bylaws of Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 5.03(b) have been obtained and that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act or state securities Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the MGBCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

          SECTION 5.04 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed or otherwise disseminated to shareholders of the Company, at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 5.05 Financing. At the Effective Time, Parent will have sufficient funds to permit Purchaser to consummate the Merger and pay the Merger Consideration and the amounts payable to the holders of Stock Options pursuant to Section 3.02.

          SECTION 5.06 Brokers. No broker, finder or investment banker (other than Merrill Lynch & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Purchaser.

          SECTION 5.07 Ownership of Shares. None of Parent, any of its subsidiaries or any of their respective controlled affiliates beneficially owns any Shares.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required by Law, as otherwise specifically contemplated by this Agreement or as set forth in the Disclosure Schedule, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the businesses of the Company and the Subsidiaries shall be conducted in all material respects only in the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a) amend or otherwise change its Articles of Incorporation or Bylaws;

          (b) (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of the Company or any Subsidiary, or any Company Stock Options or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Subsidiary (except for the issuance of shares of Common Stock upon exercise of outstanding Company Stock Options or upon conversion of the Debentures) or (ii) sell, pledge, dispose of, encumber, or authorize the sale, pledge, disposition or encumbrance of, any assets of the Company or any Subsidiary, except (x) immaterial assets in the ordinary course of business and in a manner consistent with past practice or (y) assets held for resale;

          (c) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or wholly owned Subsidiary to the Company or any other Subsidiary;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or that of any Subsidiary, other than in connection with the exercise of employee stock options or the purchase of stock of LabOne of Ohio, Inc. from the Ohio Minority Holders pursuant to the terms of existing agreements with the Ohio Minority Holders;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any business, corporation, partnership, other business organization or any division thereof ; (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or grant any security interest in any of its assets, except for the incurrence of any indebtedness that does not exceed $1,000,000 individually or $1,500,000 in the aggregate and that arises in the ordinary course of business and is consistent with past practice (which shall be deemed to include the renewal of and borrowings and repayments under the Credit Agreement); (iii) enter into any contract or agreement that requires the payment of more than $1,500,000 during the term of such contract or agreement other than contracts or agreements that are terminable pursuant to the terms of such contract upon not more than 90 days' notice without penalty (it being agreed and understood that retroactive price increases permitted under the terms of such agreement shall not be considered for purposes of determining the aggregate payments required under any such contract or agreement or constitute a penalty under any such contract or agreement); (iv) (x) with respect to fiscal year 2005, authorize, or make any commitment with respect to, capital expenditures outside of the Company's fiscal year 2005 capital expenditure budget, attached hereto as Schedule 6.01(e), other than any individual capital expenditure in excess of $500,000 or aggregate capital expenditures in excess of $1,500,000 for the Company and its Subsidiaries, taken as a whole, and (y) with respect to fiscal year 2006, authorize, or make any commitment with respect to, capital expenditures, which in the case of any individual capital expenditure is in excess of $1,500,000 or which in the case of aggregate capital expenditures is in excess of $5,000,000 for the Company and the Subsidiaries, taken as a whole, in any fiscal quarter; or
     (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e); except in each case as may reasonably be required in connection with the construction of the Cincinnati Facility as disclosed in Section 6.01(e) of the Disclosure Schedule;

          (f) except in each case as required to comply with any Plan, written policy or agreement in effect on the date of this Agreement that has been previously disclosed in writing to Parent, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with (other than employment offer letters which do not provide for severance on termination provisions), any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) change any of the accounting principles, policies or procedures used by it other than as required by GAAP or applicable Law, which Law shall have been enacted or effective after the date hereof;

          (h) make, revoke or change any express or deemed Tax election or method of Tax accounting, settle or compromise any material liability with respect to Taxes, consent to any material claim or material assessment relating to Taxes or waive the statute of limitations for any such claim or assessment;

          (i) subject to Section 6.01(e)(ii), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

          (j) amend or modify in any material respect or consent to the termination of any Listed Contract, or waive in any material respect any rights of the Company or any Subsidiary thereunder, other than in the ordinary course of business and consistent with past practice;

          (k) settle any material Action;

          (l) sell, transfer, or grant any license or sublicense of, or execute any agreement with respect to, any right under or with respect to any material Intellectual Property held by the Company or any of its Subsidiaries or disclose any Intellectual Property held by the Company or any of its Subsidiaries in the form of confidential information to any third party, except in the ordinary course of business and consistent with past practice; or

          (m) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

          SECTION 7.01 Company Shareholders Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable following the execution of this Agreement for the purpose of approving this Agreement (the "Company Shareholders Meeting"). Subject to Section 7.04(c), the Company shall (i) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Company Board that the shareholders of the Company approve this Agreement, and (ii) use its reasonable best efforts to obtain the Requisite Shareholder Approval, including, without limitation, to the extent permitted under applicable Law, postponing or adjourning the Company Shareholders Meeting to obtain a quorum or to solicit additional proxies.

          SECTION 7.02 Proxy Statement. The Company shall, as promptly as reasonably practicable following the execution of this Agreement (but in any event within 30 days thereafter unless the parties shall otherwise agree), file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to the Company Shareholders Meeting, there shall occur any event with respect to the Company, Parent or any of their Subsidiaries, or with respect to any information provided by the Company or Parent for inclusion in the Proxy Statement, which event is required by applicable Law to be described in an amendment or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable Law, and disseminated to holders of Shares, as applicable. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed, as may be required, to the holders of Shares entitled to vote at the Company Shareholders Meeting at the earliest practicable time.

          SECTION 7.03 Access to Information; Confidentiality. (a) Except as prohibited by applicable Law and subject to any applicable privileges (including the attorney-client privilege), from the date hereof until the Effective Time, upon reasonable prior notice, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and the Company shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request; provided that such investigation shall not unreasonably interfere with the business or operations of the Company or any Subsidiary.

          (b) All information obtained by Parent or Purchaser pursuant to this
Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 13, 2005, and Supplement to Confidentiality Agreement, dated July 14, 2005 (the "Confidentiality Agreement"), between Parent and the Company.

          (c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 7.04 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will instruct and use its reasonable best efforts to cause its and its Subsidiaries' directors, officers, employees, agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one business day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall, and shall direct or cause its and its Subsidiaries' directors, officers, employees, representatives and agents to, immediately cease and terminate any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary and, if requested by Parent, to use its reasonable best efforts to enforce such person's obligation to do so. The Company shall not take any action to make the provisions of Section 351.407, Section 351.015 or Section 351.459 of the MGBCL and Article X of the Company's Articles of Incorporation inapplicable to any transaction other the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (x) neither the Company nor the Company Board shall be prohibited from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required under applicable Law or the rules of the Nasdaq National Market, and
(y) any "stop-look-and-listen" communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or similar communication to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a "stop-look-and-listen" communication pursuant to such Rule 14d-9(f)) shall not be considered a Change in the Company Recommendation (as hereinafter defined) or an approval, recommendation or proposal to approve or recommend any Competing Transaction.

          (b) Notwithstanding anything to the contrary in this Section 7.04, prior to obtaining the Requisite Shareholder Approval, in the event a person (a "Third Party") makes an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, (A) the Company and its Subsidiaries, directors, officers, employees, agents, advisors and other representatives (including, without limitation, any investment broker, attorney or accountant retained by the Company or any Subsidiary) may furnish information to such Third Party (it being understood that any such information furnished to a Third Party not previously furnished to Parent shall be contemporaneously furnished to Parent), and enter into and conduct discussions and negotiations with such Third Party, regarding such proposal or offer, and (B) the Company may release the Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party to the extent reasonably necessary to permit the Third Party to make and pursue the proposal or offer; provided, however, that, prior to furnishing any such information, conducting any such discussions and negotiations or releasing or waiving any such provisions, the Company Board shall have (i) determined, in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel (who may be the Company's regularly engaged independent legal counsel)), that such proposal or offer constitutes or may be reasonably expected to lead to a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (that may be the Company's regularly engaged independent legal counsel), that a failure to furnish such information, enter into such discussions and negotiations or release or waive such provisions would be inconsistent with its fiduciary duties to the Company or its shareholders under applicable Law, (iii) provided prior written notice to Parent of its intent to furnish information to, or enter into discussions with, the Third Party, and (iv) obtained from the Third Party an executed confidentiality agreement on terms no less favorable to the Company in all material respects than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

          (c) Except as set forth in this Section 7.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement and the Merger (a "Change in the Company Recommendation") or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing or anything else to the contrary in this Section 7.04(c), prior to obtaining the Requisite Shareholder Approval, if the Company Board has determined, in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel (who may be the Company's regularly engaged independent legal counsel)), that an unsolicited, written, bona fide offer from a Third Party constitutes a Superior Proposal, then the Company may terminate this Agreement pursuant to Section 9.01(h) and enter into a definitive agreement with respect to such Superior Proposal; provided, however, that, (x) prior to taking any such action contemplated by this Section 7.04(c), the Company Board shall have determined in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that a failure to take any such action would be inconsistent with its fiduciary duties to the Company or its shareholders under applicable Law; (y) prior to entering into a definitive agreement for such a Superior Proposal (excluding a confidentiality agreement of the type referenced in Section 7.04(b)), the Company notifies Parent, in writing at least three business days prior to doing so, of its intention to enter into such definitive agreement, specifying the material terms of such proposed definitive agreement and identifying the person making such Superior Proposal, and Parent does not make, within three business days of receipt of such written notification, an offer that the Company Board determines in good faith (after having received the advice of its financial advisor and outside legal counsel (who may be the Company's regularly engaged independent legal counsel)) is at least as favorable from a financial point of view to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any definitive agreement with respect to such Superior Proposal prior to the expiration of such three business day period; and (z) the Company shall pay the Fee required under Section 9.03(a)(ii) of this Agreement to Parent simultaneously with any termination of this Agreement in accordance with the terms of this Section 7.04(c). In addition, notwithstanding the foregoing or anything else to the contrary in this Section 7.04, the Company Board may make a Change in the Company Recommendation if it determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that to do otherwise would be inconsistent with its fiduciary duties to the Company or its shareholders under applicable Law.

          SECTION 7.05 Employee Benefits Matters. (a) For a period of one year from and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms (without amendment or modification in a manner adverse to the participants therein) all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary; provided, however, that Parent and the Surviving Corporation shall not be required to provide an employer stock fund in any defined contribution plan, or to make any matching or other contributions to such plans in stock; provided, further, that after the first anniversary of the Effective Time, Parent and the Surviving Corporation or any of Parent's subsidiaries shall not be prohibited from amending, modifying or terminating any such contracts, agreements, arrangements, policies, plans and commitments in accordance with their terms. Employees of the Company or any Subsidiary (the "Company Employees") shall receive credit for service accrued prior to the Effective Time with the Company or any Subsidiary ("Pre-Closing Service") for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its subsidiaries (including the Surviving Corporation) that is extended to the Company Employees; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent and the Surviving Corporation shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under its medical and dental plans, deductible, co-payment and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the respective plan year in which the Effective Time occurs; and provided, further, however, that (i) all Pre-Closing Service shall be counted for purposes of determining the level of benefits under any vacation or severance plan following the Effective Time established or maintained by Parent or any of its subsidiaries (including the Surviving Corporation) that is extended to Company Employees and (ii) following the Effective Time, all employees of the Company and the Subsidiaries shall be entitled to all unused vacation time accrued as of the Effective Time. Notwithstanding any of the foregoing to the contrary, during the one-year period following the Effective Time, Parent may cause the Surviving Corporation and the other subsidiaries of Parent to provide to certain employees of the Company and the Subsidiaries all employee benefit plans, programs or arrangements of Parent or any of its subsidiaries available to similarly situated employees of Parent and its subsidiaries; provided that the employees of the Company and the Subsidiaries receive benefits under such employee benefit plans, programs or arrangements that are not less favorable than the benefits provided to similarly situated employees of Parent and its subsidiaries, in lieu of the employee benefit plans, programs or arrangements of the Company and the Surviving Corporation.

          (b) Section 7.05 of the Disclosure Schedule sets forth, with respect to certain executive officers of the Company, the cash severance payment that would be due to such executive officer under such person's employment agreement with the Company upon the termination of such person's employment with the Company after a Change of Control (as defined therein). At the Effective Time, without limiting the rights of such executive officer under such person's agreements with the Company, the Surviving Corporation will pay to such executive officer, pursuant to the employment agreement between the Company and such executive officer, the amount of the cash severance payment set forth opposite such person's name in Section 7.05 of the Disclosure Schedule.

          SECTION 7.06 Directors' and Officers' Indemnification and Insurance.
(a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those set forth in the Company's Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

          (b) Parent shall maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not, in the aggregate, less favorable to any beneficiary thereof) with respect to matters existing or occurring prior to the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 7.06(b) more than an amount equal to 300% of current annual premiums paid by the Company for such insurance; provided further, however, that, if the amount of premium necessary to maintain or procure such insurance coverage exceeds such maximum amount, Parent shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to that maximum amount. Nothing contained in this Section 7.06(b) or otherwise in this Agreement is intended to or shall relieve any of the Company's existing insurance carriers from any obligations that such carriers now have or may in the future have relating to the Company, its Subsidiaries and any of their respective officers and directors.

          (c) In addition to the other rights provided for in this Section 7.06 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 7.06(b) of this Agreement), for six years from and after the Effective Time, Parent shall, to the fullest extent permitted by the MGBCL as of the date hereof (assuming the MGBCL were applicable), indemnify and hold harmless (and release from any liability to the Surviving Corporation or any of their respective subsidiaries) the persons who, at or prior to the Effective Time, were officers or directors of the Company or any Subsidiary or served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the "Indemnitees") against all expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any action, suit or proceeding), losses, claims, damages, judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, that related to an event, act or omission which occurred prior to the Effective Time by reason of the fact that such person was at or prior to the Effective Time a director or officer of the Company or any of its current or former Subsidiaries (collectively, an "Indemnifiable Claim"). In the event any Indemnifiable Claim is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

          (d) In addition to the other rights provided for in this Section 7.06, and not in limitation thereof, the Surviving Corporation, Parent and the Company agree that all individual indemnity agreements between the Company and any Indemnitees, as in effect on the date hereof, set forth in Section 4.18 or
Section 4.20 of the Disclosure Schedule, copies of which have been provided to Parent prior to the date hereof, shall survive the Effective Time and continue in full force and effect in accordance with their terms.

          (e) The provisions of this Section 7.06 will survive the Effective Time and are intended for the benefit of, and will be enforceable by, each Indemnitee and his or her heirs and representatives. Parent will pay or cause to be paid all expenses, including reasonable fees and expenses of legal counsel, that an Indemnitee may incur in enforcing the indemnity and other obligations provided for in this Section 7.06 (subject to reimbursement if the Indemnitee is subsequently determined not to be entitled to indemnification under Section 7.06).

          (f) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this
Section 7.06.

          SECTION 7.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (c) any other material development relating to the Company or the Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, however, that a failure to comply with this Section 7.07 will not constitute the failure of any condition set forth in
Article VIII or Article IX to be satisfied unless the underlying event would independently result in the failure of a condition set forth in Article VIII or
Article IX to be satisfied.

          SECTION 7.08 Further Action; Reasonable Efforts. (a) Upon the terms and subject to the conditions of this Agreement (i) each of the parties hereto shall make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger and (ii) each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the Merger.

          (b) Without limiting the generality of the foregoing, each of the Company and Parent shall, in no event later than ten business days following the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form ("HSR Filing") pursuant to the HSR Act, required for the transactions contemplated hereby. Each party's HSR Filing shall comply in all material respects with the requirements of the HSR Act, and the Company and Parent shall request early termination of the waiting period required by the HSR Act. Each of the Company and Parent shall, as promptly as practicable, provide to the FTC, DOJ and each and every federal, state, local or foreign governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws all non-privileged information and documents requested by such Governmental Authority or that is reasonably necessary or advisable to permit consummation of the transactions. Subject to applicable Law, each of the Company and Parent shall inform the other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, any Governmental Authority relating to this Agreement or the transactions contemplated hereby and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable to permit consummation of the transactions under applicable Law. Subject to applicable Law, each party shall furnish the other party with copies of all substantive or otherwise material correspondence, filings, and written communications between such party and its affiliates and their respective representatives on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the transactions contemplated hereby. Neither the Company nor Parent or Purchaser shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat. The Company and Parent shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority relating to this Agreement or the transactions contemplated hereby.

          (c) Parent agrees to use its reasonable best efforts to avoid, resolve or eliminate each and every objection raised by the FTC, DOJ or any state antitrust Governmental Authority to the Merger asserted, or suit challenging the Merger instituted, or other impediment to the Merger under any antitrust or competition Law, so as to enable the parties to consummate the Merger as promptly as practicable. For purposes of this Section 7.08, "reasonable best efforts" shall include Parent committing to and effecting as promptly as practicable, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its and its affiliates' assets or operations, and/or of the assets or operations to be acquired by it pursuant to the Merger, as is required to be sold, divested or disposed of, including entering into any agreements required to be entered into by any Governmental Authority in connection therewith, in order to obtain any required regulatory approval or to avoid the commencement of any suit or proceeding seeking, and/or to avoid entry of, and/or to effect the dissolution of, any decree, Order, judgment, injunction, temporary restraining order or other Order that would have the effect of materially delaying or prohibiting the consummation of the Merger; provided that, anything herein to the contrary notwithstanding, in no event shall Parent be required to hold separate, sell, divest or dispose of any assets or operations owned by Parent or its affiliates or by the Company or its affiliates, which individually or collectively produced aggregate revenues in calendar year 2004 in excess of the Specified Amount or hold separate, sell, divest or dispose of any full service laboratory.

          (d) Without limiting the Company's rights under Section 7.04, neither party shall or shall permit its subsidiaries to consummate another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably likely anticipated consequence of such transaction or action is, or would be, to cause any Governmental Authority to delay or not grant approval of, or to take legal action to seek to prevent, the consummation, in whole or in part, of the transactions contemplated by this Agreement.

          (e) Parent's and the Company's obligations under this Section 7.08 shall include the obligation to use their respective reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including using their respective reasonable best efforts to seek to have any stay or other injunctive relief which would prohibit or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Authority reversed on appeal or vacated.

          (f) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain all consents or approvals required from third parties other than Governmental Authorities in order to consummate the transactions contemplated hereby as promptly as practicable.

          SECTION 7.09 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent unconditionally guarantees the full and complete performance by Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be jointly and severally liable with Purchaser for any breach of any covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement.

          SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the New York Stock Exchange or the NASDAQ National Market, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger;

provided, however, that this Section 7.10 shall terminate in the event the Company Board shall have effected a Change in the Company Recommendation.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

          SECTION 8.01 Conditions to the Obligations of Parent, Purchaser and the Company. The obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the MGBCL and the Company's Articles of Incorporation.

          (b) Antitrust Waiting Period. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and has the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.

          SECTION 8.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Effective Time, of the following conditions:

           Representations and Warranties. (i) (x) Each of the representations and warranties of Parent and Purchaser contained in this Agreement that is not qualified as to "materiality" (other than the representation and warranty contained in Section 5.05 of this Agreement) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date; and (y) each of the representations and warranties of Parent and Purchaser that is qualified as to "materiality" shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except in the case of either (x) or (y), where any failure of such representations and warranties to be true and correct would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing their obligations under this Agreement; (ii) the representation and warranty contained in
      Section 5.05 of this Agreement shall be true and correct as of the Effective Time; (iii) the covenants and agreements contained in this Agreement to be complied with by Parent and Purchaser on or before the Effective Time shall have been complied with in all material respects; and
      (iv) the Company shall have
     received a certificate from a duly authorized officer of Parent and Purchaser to the foregoing effect.

          SECTION 8.03 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. (i) (x) Each of the representations and warranties of the Company contained in this Agreement that is qualified by reference to "materiality" or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date; and (y) each of the representations and warranties of the Company that is not qualified by reference to "materiality" or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date, except in the case of either (x) or (y) where any failure of such representations and warranties to be true and correct either individually or in the aggregate would not have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Effective Time shall have been complied with in all material respects; and (iii) Parent shall have received a certificate from a duly authorized officer of the Company to the foregoing effect.

          (b) Dissent Shares. A demand for fair value of the Shares under
     Section 351.455 of the MGBCL shall not have been perfected, asserted or demanded with respect to more than 10% of the aggregate number of Shares.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) By mutual written consent of each of Parent and the Company;

          (b) By either Parent or the Company if the Effective Time shall not have occurred on or before April 7, 2006 (the "Outside Date"); provided that such date may be extended until August 8, 2006 by either Parent or the Company if all of the conditions to Closing set forth in Article VIII (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied as of the Outside Date, except that (1) all applicable waiting periods under the HSR Act have not expired or been terminated or (2) an Order (whether preliminary or permanent) has been entered by a Governmental Authority which had the effect of enjoining the consummation of the Merger (other than a final and nonappealable Order); provided that the right to extend the Outside Date or terminate this Agreement under this Section 9.01(b) shall not be available to (A) Parent if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (B) the Company if the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting consummation of the Merger, and such Order shall have become final and nonappealable;

          (d) By Parent, in the event of a breach by the Company of any representation, warranty or covenant that would cause any condition contained in Section 8.03(a) not to be satisfied, which breach, if capable of cure, shall not have been cured within ten business days of receipt by the Company of written notice from Parent specifying such breach;

          (e) By the Company, in the event of a breach by Parent or Purchaser of any representation, warranty or covenant that would cause any condition contained in Section 8.02 not to be satisfied, which breach, if capable of cure, shall not have been cured within ten business days of receipt by Parent or Purchaser, as applicable, of written notice from the Company specifying such breach;

          (f) Subject to clause (y) of the last sentence of Section 7.04(a) of this Agreement, by Parent if, at any time prior to the date of the Company Shareholders Meeting, the Company Board shall have (i) effected a Change in the Company Recommendation or (ii) approved or recommended, or proposed to approve or recommend, any Competing Transaction;

          (g) By the Company or Parent if, upon a vote taken thereon at the Company Shareholders Meeting or any postponement or adjournment thereof, the Requisite Shareholder Approval is not obtained; or

          (h) By the Company, at any time prior to obtaining the Requisite Shareholder Approval of this Agreement, in accordance with Section 7.04(c) in order to enter into a definitive agreement with respect to a Superior Proposal.

          SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or their respective officers, directors, employees, agents, advisors or other representatives, except that (a) Section 7.03(b), this
Section 9.02, Section 9.03 and Article X shall survive termination and (b) nothing herein shall relieve any party from liability or damages arising out of any intentional or willful breach of any covenant in this Agreement prior to such termination.

          SECTION 9.03 Fees and Expenses. (a) In the event that:

          (i) this Agreement shall be terminated by Parent pursuant to clause
     (i) of Section 9.01(f), or any person (including, without limitation, the Company or any affiliate thereof) pursuant to Section 9.01(g), and (A) in the case of termination pursuant to Section 9.01(g), prior to the vote by the Company's shareholders on this Agreement, a Competing Transaction shall have been publicly announced and not withdrawn, or has otherwise become publicly known after the date of this Agreement, and (B) in the case of termination pursuant to either clause (i) of Section 9.01(f) or Section 9.01(g), the Company enters into a definitive agreement, within 12 months after such termination, relating to a Competing Transaction and such transaction is thereafter consummated, the Company shall pay the Fee to Parent on the date of completion of such transaction less any Expenses paid to Parent pursuant to Section 9.03(b);

          (ii) this Agreement is terminated pursuant to Section 9.01(h), the Company shall pay the Fee to Parent on the date of such termination; or

          (iii) this Agreement is terminated by Parent pursuant to clause (ii) of Section 9.01(f), the Company shall pay the Fee to Parent within five business days of the date of such termination.

          (b) If this Agreement is terminated by Parent pursuant to Section 9.01(d) or 9.01(f)(i) of this Agreement, then the Company shall pay to Parent, within five business days after receipt by the Company of reasonable documentation with respect to such expenses, Expenses incurred by Parent through the date of termination of this Agreement up to a maximum of $3,500,000.

          (c) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

          (d) All amounts payable under this Section 9.03 shall be paid in immediately available funds to an account specified by Parent.

          (e) The Company acknowledges that the agreements contained in this
Section 9.03 are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not enter in this Agreement. In the event that the Company shall fail to pay the Fee or Expenses, such Fee or Expenses shall be deemed to include the costs and expenses actually incurred or accrued by Parent or Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Fee or Expenses, commencing on the date that such Fee or Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank's base rate. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of a willful breach or intentional breach of any covenant in this Agreement prior to such termination.

          SECTION 9.04 Amendment and Waiver. Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of this Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable Law. Any waiver of any term shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

                                   ARTICLE X
                               GENERAL PROVISIONS

          SECTION 10.01 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement, except for Section 7.06 and those other covenants or obligations that by their terms apply or are to be performed in whole or in part after the Effective Time.

          SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

           if to Parent or Purchaser:

                Quest Diagnostics, Inc.
                1290 Wall Street West
                Lyndhurst, New Jersey 07071
                Facsimile No:  (201) 559-2255
                Attention:  General Counsel

           with a copy to:

                Shearman & Sterling LLP
                599 Lexington Avenue
                New York, New York 10022
                Facsimile No:  (212) 848-7179
                Attention:Clare O'Brien, Esq.
                          Stephen Besen, Esq.

           if to the Company:

                LabOne, Inc.
                10101 Renner Boulevard
                Lenexa, Kansas 66219
                Facsimile No:  913 859-6832
                Attn:  General Counsel
           with a copy to:

                Stinson Morrison Hecker LLP
                1201 Walnut, Suite 2800
                Kansas City, Missouri 64106
                Facsimile No:  (816) 691-3495
                Attn:  John A. Granda, Esq.

           with an additional copy to:

                Fried, Frank, Harris, Shriver & Jacobson LLP
                One New York Plaza
                New York, New York 10004
                Facsimile No:  (212) 859-4000
                Attn:  Jeffrey Bagner, Esq.

          SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent (who in the case of Purchaser is a corporation incorporated under Chapter 351 of the MGBCL), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

          SECTION 10.07 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the MGBCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in a federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

          SECTION 10.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

          SECTION 10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

           IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above.

                               QUEST DIAGNOSTICS INCORPORATED


                               By /s/ Surya N. Mohaparta, Ph. D.
                                  --------------------------------
                                  Name: Surya N. Mohapatra, Ph. D.
                                  Title:  Chairman, President and
                                          Chief Executive Officer


                               FOUNTAIN, INC.


                               By /s/ Surya N. Mohaparta, Ph. D.
                                  --------------------------------
                                  Name:  Surya N. Mohapatra, Ph. D.
                                  Title: President


                                  LABONE, INC.


                               By /s/ W. Thomas Grant, II
                                  --------------------------------
                                  Name: W. Thomas Grant, II
                                  Title: Chairman and Chief Executive Officer